UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 14)*

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

William R. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 17, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	Page 2 of 41

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons WRCF-I 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 6,803,738
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 6,803,738
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 6,803,738
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 15.3%
14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 89267P 10 5	Page 3 of 41

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons WRCF-II 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 200,000
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 200,000
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 200,000
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 0.4%
14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 89267P 10 5	Page 4 of 41

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons William R. Cruz
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 7,003,838
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 7,003,838
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 7,003,838
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 15.7%
14)	Type of Reporting Person (See Instructions) IN

CUSIP No. 89267P 10 5	Page 5 of 41

This Amendment No. 14 further amends Items 4 and 5 of the Statement on Schedule 13D filed by William R. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on August 24, 2005, Amendment No. 8 filed on November 4, 2005, Amendment No. 9 filed on December 2, 2005, Amendment No. 10 filed on March 10, 2006, Amendment No. 11 filed on May 22, 2006, Amendment No. 12 filed on August 28, 2006 and Amendment No. 13 filed on February 26, 2007 (“Amendment No. 13”), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 13 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by WRCF-I 1997 Limited Partnership of shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan, for which Form 4s were filed with the Securities and Exchange Commission on March 15, 2007, March 19, 2007, March 21, 2007, March 22, 2007, March 23, 2007, March 26, 2007, March 27, 2007, March 29, 2007, March 30, 2007, May 2, 2007, May 3, 2007, May 4, 2007, May 7, 2007, May 8, 2007, May 10, 2007, May 11, 2007, May 14, 2007, May 15, 2007, May 16, 2007 and May 18, 2007, and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Information with respect to WRCF-I 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive power: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through May 17, 2007:

(1) On March 12, 2007, the limited partnership sold 76 shares of Common Stock on the open market for $12.82 per share;

(2) On March 12, 2007, the limited partnership sold 684 shares of Common Stock on the open market for $12.81 per share;

CUSIP No. 89267P 10 5	Page 6 of 41

(3) On March 12, 2007, the limited partnership sold 724 shares of Common Stock on the open market for $12.80 per share;

(4) On March 12, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $12.79 per share;

(5) On March 12, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $12.78 per share;

(6) On March 12, 2007, the limited partnership sold 3,400 shares of Common Stock on the open market for $12.77 per share;

(7) On March 12, 2007, the limited partnership sold 4,916 shares of Common Stock on the open market for $12.76 per share;

(8) On March 12, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $12.75 per share;

(9) On March 12, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.74 per share;

(10) On March 12, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.73 per share;

(11) On March 12, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.72 per share;

(12) On March 12, 2007, the limited partnership sold 10,700 shares of Common Stock on the open market for $12.71 per share;

(13) On March 12, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.70 per share;

(14) On March 12, 2007, the limited partnership sold 7,754 shares of Common Stock on the open market for $12.69 per share;

(15) On March 12, 2007, the limited partnership sold 3,046 shares of Common Stock on the open market for $12.68 per share;

(16) On March 12, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $12.67 per share;

(17) On March 12, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.66 per share;

(18) On March 12, 2007, the limited partnership sold 8,305 shares of Common Stock on the open market for $12.65 per share;

CUSIP No. 89267P 10 5	Page 7 of 41

(19) On March 12, 2007, the limited partnership sold 1,295 shares of Common Stock on the open market for $12.64 per share;

(20) On March 12, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.61 per share;

(21) On March 13, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.65 per share;

(22) On March 13 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.62 per share;

(23) On March 13, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.58 per share;

(24) On March 13, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.57 per share;

(25) On March 13, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $12.56 per share;

(26) On March 13, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $12.55 per share;

(27) On March 13, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $12.54 per share;

(28) On March 13, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $12.53 per share;

(29) On March 13, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.52 per share;

(30) On March 13, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.51 per share;

(31) On March 13, 2007, the limited partnership sold 4,700 shares of Common Stock on the open market for $12.50 per share;

(32) On March 13, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.49 per share;

(33) On March 13, 2007, the limited partnership sold 4,200 shares of Common Stock on the open market for $12.48 per share;

(34) On March 13, 2007, the limited partnership sold 6,200 shares of Common Stock on the open market for $12.47 per share;

CUSIP No. 89267P 10 5	Page 8 of 41

(35) On March 13, 2007, the limited partnership sold 5,300 shares of Common Stock on the open market for $12.46 per share;

(36) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.45 per share;

(37) On March 13, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.39 per share;

(38) On March 13, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.38 per share;

(39) On March 13, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.32 per share;

(40) On March 13, 2007, the limited partnership sold 5,900 shares of Common Stock on the open market for $12.31 per share;

(41) On March 13, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $12.30 per share;

(42) On March 13, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.28 per share;

(43) On March 13, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $12.27 per share;

(44) On March 13, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $12.25 per share;

(45) On March 13, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.24 per share;

(46) On March 13, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $12.23 per share;

(47) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.22 per share;

(48) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.20 per share;

(49) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.19 per share;

(50) On March 13, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.16 per share;

CUSIP No. 89267P 10 5	Page 9 of 41

(51) On March 13, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $12.15 per share;

(52) On March 13, 2007, the limited partnership sold 3,500 shares of Common Stock on the open market for $12.12 per share;

(53) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.11 per share;

(54) On March 13, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.06 per share;

(55) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.02 per share;

(56) On March 14, 2007, the limited partnership sold 1,376 shares of Common Stock on the open market for $12.46 per share;

(57) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.39 per share;

(58) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.38 per share;

(59) On March 14, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.36 per share;

(60) On March 14, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.35 per share;

(61) On March 14, 2007, the limited partnership sold 5,680 shares of Common Stock on the open market for $12.34 per share;

(62) On March 14, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.33 per share;

(63) On March 14, 2007, the limited partnership sold 2,944 shares of Common Stock on the open market for $12.32 per share;

(64) On March 14, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.29 per share;

(65) On March 14, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.28 per share;

(66) On March 14, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $12.26 per share;

CUSIP No. 89267P 10 5	Page 10 of 41

(67) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.24 per share;

(68) On March 14, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.23 per share;

(69) On March 14, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.22 per share;

(70) On March 14, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.21 per share;

(71) On March 14, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.19 per share;

(72) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.18 per share;

(73) On March 14, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $12.17 per share;

(74) On March 14, 2007, the limited partnership sold 79 shares of Common Stock on the open market for $12.16 per share;

(75) On March 14, 2007, the limited partnership sold 1,921 shares of Common Stock on the open market for $12.15 per share;

(76) On March 14, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $12.14 per share;

(77) On March 14, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.13 per share;

(78) On March 14, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.12 per share;

(79) On March 14, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $12.11 per share;

(80) On March 14, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.10 per share;

(81) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.09 per share;

(82) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.08 per share;

CUSIP No. 89267P 10 5	Page 11 of 41

(83) On March 14, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.07 per share;

(84) On March 14, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.05 per share;

(85) On March 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.60 per share;

(86) On March 15, 2007, the limited partnership sold 1,703 shares of Common Stock on the open market for $12.59 per share;

(87) On March 15, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.58 per share;

(88) On March 15, 2007, the limited partnership sold 1,238 shares of Common Stock on the open market for $12.57 per share;

(89) On March 15, 2007, the limited partnership sold 262 shares of Common Stock on the open market for $12.56 per share;

(90) On March 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.55 per share;

(91) On March 15, 2007, the limited partnership sold 1,997 shares of Common Stock on the open market for $12.54 per share;

(92) On March 15, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $12.53 per share;

(93) On March 15, 2007, the limited partnership sold 108 shares of Common Stock on the open market for $12.52 per share;

(94) On March 15, 2007, the limited partnership sold 592 shares of Common Stock on the open market for $12.51 per share;

(95) On March 15, 2007, the limited partnership sold 5,500 shares of Common Stock on the open market for $12.50 per share;

(96) On March 15, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.49 per share;

(97) On March 15, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.48 per share;

(98) On March 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.47 per share;

CUSIP No. 89267P 10 5	Page 12 of 41

(99) On March 15, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.45 per share;

(100) On March 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.42 per share;

(101) On March 15, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.39 per share;

(102) On March 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.36 per share;

(103) On March 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.34 per share;

(104) On March 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.32 per share;

(105) On March 16, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.55 per share;

(106) On March 16, 2007, the limited partnership sold 50 shares of Common Stock on the open market for $12.53 per share;

(107) On March 16, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.52 per share;

(108) On March 16, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.51 per share;

(109) On March 16, 2007, the limited partnership sold 8,100 shares of Common Stock on the open market for $12.50 per share;

(110) On March 16, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $12.49 per share;

(111) On March 16, 2007, the limited partnership sold 7,462 shares of Common Stock on the open market for $12.48 per share;

(112) On March 16, 2007, the limited partnership sold 4,188 shares of Common Stock on the open market for $12.47 per share;

(113) On March 16, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.46 per share;

(114) On March 16, 2007, the limited partnership sold 7,500 shares of Common Stock on the open market for $12.45 per share;

CUSIP No. 89267P 10 5	Page 13 of 41

(115) On March 16, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.44 per share;

(116) On March 16, 2007, the limited partnership sold 4,600 shares of Common Stock on the open market for $12.43 per share;

(117) On March 16, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.42 per share;

(118) On March 16, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.41 per share;

(119) On March 16, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.40 per share;

(120) On March 19, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.66 per share;

(121) On March 19, 2007, the limited partnership sold 2,900 shares of Common Stock on the open market for $12.59 per share;

(122) On March 19, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $12.58 per share;

(123) On March 19, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.57 per share;

(124) On March 19, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.56 per share;

(125) On March 19, 2007, the limited partnership sold 3,200 shares of Common Stock on the open market for $12.54 per share;

(126) On March 19, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.53 per share;

(127) On March 19, 2007, the limited partnership sold 11,200 shares of Common Stock on the open market for $12.52 per share;

(128) On March 19, 2007, the limited partnership sold 2,900 shares of Common Stock on the open market for $12.51 per share;

(129) On March 19, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $12.50 per share;

(130) On March 19, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $12.49 per share;

CUSIP No. 89267P 10 5	Page 14 of 41

(131) On March 19, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.48 per share;

(132) On March 19, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.47 per share;

(133) On March 19, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.46 per share;

(134) On March 20, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.60 per share;

(135) On March 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.58 per share;

(136) On March 20, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.57 per share;

(137) On March 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.56 per share;

(138) On March 20, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.54 per share;

(139) On March 20, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.53 per share;

(140) On March 20, 2007, the limited partnership sold 26,200 shares of Common Stock on the open market for $12.52 per share;

(141) On March 20, 2007, the limited partnership sold 6,752 shares of Common Stock on the open market for $12.51 per share;

(142) On March 20, 2007, the limited partnership sold 3,848 shares of Common Stock on the open market for $12.50 per share;

(143) On March 20, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $12.49 per share;

(144) On March 21, 2007, the limited partnership sold 4,700 shares of Common Stock on the open market for $12.85 per share;

(145) On March 21, 2007, the limited partnership sold 7,765 shares of Common Stock on the open market for $12.84 per share;

(146) On March 21, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.83 per share;

CUSIP No. 89267P 10 5	Page 15 of 41

(147) On March 21, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $12.82 per share;

(148) On March 21, 2007, the limited partnership sold 3,335 shares of Common Stock on the open market for $12.81 per share;

(149) On March 21, 2007, the limited partnership sold 6,289 shares of Common Stock on the open market for $12.80 per share;

(150) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.79 per share;

(151) On March 21, 2007, the limited partnership sold 2,511 shares of Common Stock on the open market for $12.78 per share;

(152) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.73 per share;

(153) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.66 per share;

(154) On March 21, 2007, the limited partnership sold 5,000 shares of Common Stock on the open market for $12.64 per share;

(155) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.63 per share;

(156) On March 21, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.62 per share;

(157) On March 21, 2007, the limited partnership sold 2,700 shares of Common Stock on the open market for $12.61 per share;

(158) On March 21, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.60 per share;

(159) On March 21, 2007, the limited partnership sold 1,106 shares of Common Stock on the open market for $12.59 per share;

(160) On March 21, 2007, the limited partnership sold 2,294 shares of Common Stock on the open market for $12.58 per share;

(161) On March 21, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.57 per share;

(162) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.56 per share;

CUSIP No. 89267P 10 5	Page 16 of 41

(163) On March 21, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.55 per share;

(164) On March 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.53 per share;

(165) On March 21, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.52 per share;

(166) On March 21, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.51 per share;

(167) On March 22, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.81 per share;

(168) On March 22, 2007, the limited partnership sold 5,610 shares of Common Stock on the open market for $12.80 per share;

(169) On March 22, 2007, the limited partnership sold 9,991 shares of Common Stock on the open market for $12.79 per share;

(170) On March 22, 2007, the limited partnership sold 2,916 shares of Common Stock on the open market for $12.78 per share;

(171) On March 22, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.76 per share;

(172) On March 22, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $12.75 per share;

(173) On March 22, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.74 per share;

(174) On March 22, 2007, the limited partnership sold 505 shares of Common Stock on the open market for $12.73 per share;

(175) On March 22, 2007, the limited partnership sold 595 shares of Common Stock on the open market for $12.72 per share;

(176) On March 22, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.70 per share;

(177) On March 22, 2007, the limited partnership sold 1,283 shares of Common Stock on the open market for $12.69 per share;

(178) On March 22, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.68 per share;

CUSIP No. 89267P 10 5	Page 17 of 41

(179) On March 23, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.86 per share;

(180) On March 23, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.83 per share;

(181) On March 23, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.81 per share;

(182) On March 23, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.80 per share;

(183) On March 23, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.79 per share;

(184) On March 23, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.77 per share;

(185) On March 23, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.76 per share;

(186) On March 23, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.75 per share;

(187) On March 23, 2007, the limited partnership sold 6,300 shares of Common Stock on the open market for $12.74 per share;

(188) On March 23, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $12.73 per share;

(189) On March 23, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.72 per share;

(190) On March 23, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.70 per share;

(191) On March 26, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.69 per share;

(192) On March 26, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.68 per share;

(193) On March 26, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.67 per share;

(194) On March 26, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.66 per share;

CUSIP No. 89267P 10 5	Page 18 of 41

(195) On March 26, 2007, the limited partnership sold 4,400 shares of Common Stock on the open market for $12.65 per share;

(196) On March 26, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $12.64 per share;

(197) On March 26, 2007, the limited partnership sold 2,495 shares of Common Stock on the open market for $12.63 per share;

(198) On March 26, 2007, the limited partnership sold 4,605 shares of Common Stock on the open market for $12.62 per share;

(199) On March 26, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.61 per share;

(200) On March 26, 2007, the limited partnership sold 3,800 shares of Common Stock on the open market for $12.60 per share;

(201) On March 26, 2007, the limited partnership sold 4,300 shares of Common Stock on the open market for $12.59 per share;

(202) On March 26, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $12.58 per share;

(203) On March 26, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $12.57 per share;

(204) On March 26, 2007, the limited partnership sold 1,029 shares of Common Stock on the open market for $12.54 per share;

(205) On March 26, 2007, the limited partnership sold 971 shares of Common Stock on the open market for $12.53 per share;

(206) On March 26, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.51 per share;

(207) On March 26, 2007, the limited partnership sold 3,600 shares of Common Stock on the open market for $12.50 per share;

(208) On March 26, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.47 per share;

(209) On March 27, 2007, the limited partnership sold 403 shares of Common Stock on the open market for $12.66 per share;

(210) On March 27, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.65 per share;

CUSIP No. 89267P 10 5	Page 19 of 41

(211) On March 27, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.64 per share;

(212) On March 27, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $12.63 per share;

(213) On March 27, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.62 per share;

(214) On March 27, 2007, the limited partnership sold 4,697 shares of Common Stock on the open market for $12.61 per share;

(215) On March 27, 2007, the limited partnership sold 12,700 shares of Common Stock on the open market for $12.60 per share;

(216) On March 27, 2007, the limited partnership sold 5,000 shares of Common Stock on the open market for $12.59 per share;

(217) On March 27, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.58 per share;

(218) On March 27, 2007, the limited partnership sold 3,900 shares of Common Stock on the open market for $12.57 per share;

(219) On March 27, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $12.56 per share;

(220) On March 27, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.55 per share;

(221) On March 28, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.60 per share;

(222) On March 28, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.59 per share;

(223) On March 28, 2007, the limited partnership sold 2,700 shares of Common Stock on the open market for $12.58 per share;

(224) On March 28, 2007, the limited partnership sold 12,603 shares of Common Stock on the open market for $12.55 per share;

(225) On March 28, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.54 per share;

(226) On March 28, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.53 per share;

CUSIP No. 89267P 10 5	Page 20 of 41

(227) On March 28, 2007, the limited partnership sold 7,822 shares of Common Stock on the open market for $12.52 per share;

(228) On March 28, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.51 per share;

(229) On March 28, 2007, the limited partnership sold 4,900 shares of Common Stock on the open market for $12.50 per share;

(230) On March 28, 2007, the limited partnership sold 1,275 shares of Common Stock on the open market for $12.49 per share;

(231) On March 28, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.48 per share;

(232) On March 28, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.47 per share;

(233) On March 28, 2007, the limited partnership sold 94 shares of Common Stock on the open market for $12.46 per share;

(234) On March 28, 2007, the limited partnership sold 3,806 shares of Common Stock on the open market for $12.45 per share;

(235) On March 28, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.44 per share;

(236) On March 28, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.43 per share;

(237) On March 28, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.42 per share;

(238) On March 29, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.51 per share;

(239) On March 29, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.50 per share;

(240) On March 29, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.49 per share;

(241) On March 29, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.48 per share;

(242) On March 29, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.46 per share;

CUSIP No. 89267P 10 5	Page 21 of 41

(243) On March 29, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.45 per share;

(244) On March 29, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.43 per share;

(245) On March 29, 2007, the limited partnership sold 19 shares of Common Stock on the open market for $12.40 per share;

(246) On March 29, 2007, the limited partnership sold 937 shares of Common Stock on the open market for $12.39 per share;

(247) On March 29, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.38 per share;

(248) On March 29, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.37 per share;

(249) On March 29, 2007, the limited partnership sold 2,050 shares of Common Stock on the open market for $12.36 per share;

(250) On March 29, 2007, the limited partnership sold 2,450 shares of Common Stock on the open market for $12.35 per share;

(251) On March 29, 2007, the limited partnership sold 14,820 shares of Common Stock on the open market for $12.34 per share;

(252) On March 29, 2007, the limited partnership sold 2,924 shares of Common Stock on the open market for $12.33 per share;

(253) On March 29, 2007, the limited partnership sold 6,700 shares of Common Stock on the open market for $12.32 per share;

(254) On March 29, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $12.31 per share;

(255) On March 29, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.30 per share;

(256) On March 29, 2007, the limited partnership sold 674 shares of Common Stock on the open market for $12.29 per share;

(257) On March 29, 2007, the limited partnership sold 11,637 shares of Common Stock on the open market for $12.28 per share;

(258) On March 29, 2007, the limited partnership sold 3,700 shares of Common Stock on the open market for $12.27 per share;

CUSIP No. 89267P 10 5	Page 22 of 41

(259) On March 29, 2007, the limited partnership sold 2,789 shares of Common Stock on the open market for $12.26 per share;

(260) On March 30, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.59 per share;

(261) On March 30, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $12.57 per share;

(262) On March 30, 2007, the limited partnership sold 2,110 shares of Common Stock on the open market for $12.56 per share;

(263) On March 30, 2007, the limited partnership sold 5,700 shares of Common Stock on the open market for $12.55 per share;

(264) On March 30, 2007, the limited partnership sold 6,600 shares of Common Stock on the open market for $12.54 per share;

(265) On March 30, 2007, the limited partnership sold 16,200 shares of Common Stock on the open market for $12.53 per share;

(266) On March 30, 2007, the limited partnership sold 3,700 shares of Common Stock on the open market for $12.52 per share;

(267) On March 30, 2007, the limited partnership sold 4,702 shares of Common Stock on the open market for $12.51 per share;

(268) On March 30, 2007, the limited partnership sold 14,898 shares of Common Stock on the open market for $12.50 per share;

(269) On March 30, 2007, the limited partnership sold 3,890 shares of Common Stock on the open market for $12.47 per share;

(270) On March 30, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.46 per share;

(271) On March 30, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.45 per share;

(272) On March 30, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.44 per share;

(273) On May 1, 2007, the limited partnership sold 75 shares of Common Stock on the open market for $12.27 per share;

(274) On May 1, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.26 per share;

CUSIP No. 89267P 10 5	Page 23 of 41

(275) On May 1, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.22 per share;

(276) On May 1, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.16 per share;

(277) On May 1, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.05 per share;

(278) On May 1, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.04 per share;

(279) On May 1, 2007, the limited partnership sold 4,800 shares of Common Stock on the open market for $12.03 per share;

(280) On May 1, 2007, the limited partnership sold 4,800 shares of Common Stock on the open market for $12.01 per share;

(281) On May 1, 2007, the limited partnership sold 5,441 shares of Common Stock on the open market for $11.99 per share;

(282) On May 1, 2007, the limited partnership sold 3,800 shares of Common Stock on the open market for $11.98 per share;

(283) On May 1, 2007, the limited partnership sold 5,900 shares of Common Stock on the open market for $11.97 per share;

(284) On May 1, 2007, the limited partnership sold 4,300 shares of Common Stock on the open market for $11.96 per share;

(285) On May 1, 2007, the limited partnership sold 29,100 shares of Common Stock on the open market for $11.95 per share;

(286) On May 1, 2007, the limited partnership sold 5,300 shares of Common Stock on the open market for $11.94 per share;

(287) On May 1, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $11.92 per share;

(288) On May 1, 2007, the limited partnership sold 3,087 shares of Common Stock on the open market for $11.91 per share;

(289) On May 1, 2007, the limited partnership sold 3,197 shares of Common Stock on the open market for $11.90 per share;

(290) On May 1, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.89 per share;

CUSIP No. 89267P 10 5	Page 24 of 41

(291) On May 1, 2007, the limited partnership sold 3,900 shares of Common Stock on the open market for $11.88 per share;

(292) On May 1, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $11.87 per share;

(293) On May 1, 2007, the limited partnership sold 6,900 shares of Common Stock on the open market for $11.86 per share;

(294) On May 1, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.85 per share;

(295) On May 2, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.31 per share;

(296) On May 2, 2007, the limited partnership sold 1,107 shares of Common Stock on the open market for $12.29 per share;

(297) On May 2, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.27 per share;

(298) On May 2, 2007, the limited partnership sold 1,403 shares of Common Stock on the open market for $12.26 per share;

(299) On May 2, 2007, the limited partnership sold 387 shares of Common Stock on the open market for $12.25 per share;

(300) On May 2, 2007, the limited partnership sold 4,028 shares of Common Stock on the open market for $12.24 per share;

(301) On May 2, 2007, the limited partnership sold 6,270 shares of Common Stock on the open market for $12.23 per share;

(302) On May 2, 2007, the limited partnership sold 10,600 shares of Common Stock on the open market for $12.22 per share;

(303) On May 2, 2007, the limited partnership sold 4,300 shares of Common Stock on the open market for $12.21 per share;

(304) On May 2, 2007, the limited partnership sold 23,405 shares of Common Stock on the open market for $12.20 per share;

(305) On May 2, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $12.19 per share;

(306) On May 2, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.18 per share;

CUSIP No. 89267P 10 5	Page 25 of 41

(307) On May 2, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.17 per share;

(308) On May 2, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.16 per share;

(309) On May 2, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.15 per share;

(310) On May 2, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.14 per share;

(311) On May 2, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.13 per share;

(312) On May 2, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.12 per share;

(313) On May 2, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.11 per share;

(314) On May 2, 2007, the limited partnership sold 268 shares of Common Stock on the open market for $12.06 per share;

(315) On May 2, 2007, the limited partnership sold 3,532 shares of Common Stock on the open market for $12.05 per share;

(316) On May 3, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.25 per share;

(317) On May 3, 2007, the limited partnership sold 4,436 shares of Common Stock on the open market for $12.23 per share;

(318) On May 3, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $12.22 per share;

(319) On May 3, 2007, the limited partnership sold 1,541 shares of Common Stock on the open market for $12.21 per share;

(320) On May 3, 2007, the limited partnership sold 5,428 shares of Common Stock on the open market for $12.20 per share;

(321) On May 3, 2007, the limited partnership sold 7,100 shares of Common Stock on the open market for $12.19 per share;

(322) On May 3, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.18 per share;

CUSIP No. 89267P 10 5	Page 26 of 41

(323) On May 3, 2007, the limited partnership sold 3,700 shares of Common Stock on the open market for $12.17 per share;

(324) On May 3, 2007, the limited partnership sold 4,100 shares of Common Stock on the open market for $12.16 per share;

(325) On May 3, 2007, the limited partnership sold 2,317 shares of Common Stock on the open market for $12.15 per share;

(326) On May 3, 2007, the limited partnership sold 4,083 shares of Common Stock on the open market for $12.14 per share;

(327) On May 3, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $12.13 per share;

(328) On May 3, 2007, the limited partnership sold 6,201 shares of Common Stock on the open market for $12.12 per share;

(329) On May 3, 2007, the limited partnership sold 2,900 shares of Common Stock on the open market for $12.11 per share;

(330) On May 3, 2007, the limited partnership sold 199 shares of Common Stock on the open market for $12.10 per share;

(331) On May 3, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.09 per share;

(332) On May 3, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.07 per share;

(333) On May 3, 2007, the limited partnership sold 3,398 shares of Common Stock on the open market for $12.06 per share;

(334) On May 3, 2007, the limited partnership sold 7,445 shares of Common Stock on the open market for $12.05 per share;

(335) On May 3, 2007, the limited partnership sold 2,552 shares of Common Stock on the open market for $12.04 per share;

(336) On May 4, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.20 per share;

(337) On May 4, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.17 per share;

(338) On May 4, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.16 per share;

CUSIP No. 89267P 10 5	Page 27 of 41

(339) On May 4, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.14 per share;

(340) On May 4, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.13 per share;

(341) On May 4, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.11 per share;

(342) On May 4, 2007, the limited partnership sold 4,100 shares of Common Stock on the open market for $12.10 per share;

(343) On May 4, 2007, the limited partnership sold 3,408 shares of Common Stock on the open market for $12.09 per share;

(344) On May 4, 2007, the limited partnership sold 23,700 shares of Common Stock on the open market for $12.08 per share;

(345) On May 4, 2007, the limited partnership sold 12,100 shares of Common Stock on the open market for $12.07 per share;

(346) On May 4, 2007, the limited partnership sold 12,905 shares of Common Stock on the open market for $12.06 per share;

(347) On May 4, 2007, the limited partnership sold 7,800 shares of Common Stock on the open market for $12.05 per share;

(348) On May 4, 2007, the limited partnership sold 1,487 shares of Common Stock on the open market for $12.04 per share;

(349) On May 4, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.03 per share;

(350) On May 7, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.13 per share;

(351) On May 7, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.12 per share;

(352) On May 7, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.10 per share;

(353) On May 7, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.07 per share;

(354) On May 7, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.06 per share;

CUSIP No. 89267P 10 5	Page 28 of 41

(355) On May 7, 2007, the limited partnership sold 2,608 shares of Common Stock on the open market for $12.05 per share;

(356) On May 7, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.04 per share;

(357) On May 7, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.02 per share;

(358) On May 7, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.01 per share;

(359) On May 7, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.00 per share;

(360) On May 7, 2007, the limited partnership sold 941 shares of Common Stock on the open market for $11.99 per share;

(361) On May 7, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $11.98 per share;

(362) On May 7, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $11.97 per share;

(363) On May 7, 2007, the limited partnership sold 14,300 shares of Common Stock on the open market for $11.96 per share;

(364) On May 7, 2007, the limited partnership sold 10,159 shares of Common Stock on the open market for $11.95 per share;

(365) On May 7, 2007, the limited partnership sold 1,092 shares of Common Stock on the open market for $11.94 per share;

(366) On May 8, 2007, the limited partnership sold 1,268 shares of Common Stock on the open market for $11.79 per share;

(367) On May 8, 2007, the limited partnership sold 596 shares of Common Stock on the open market for $11.78 per share;

(368) On May 8, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $11.77 per share;

(369) On May 8, 2007, the limited partnership sold 5,622 shares of Common Stock on the open market for $11.76 per share;

(370) On May 8, 2007, the limited partnership sold 2,878 shares of Common Stock on the open market for $11.75 per share;

CUSIP No. 89267P 10 5	Page 29 of 41

(371) On May 8, 2007, the limited partnership sold 5,422 shares of Common Stock on the open market for $11.74 per share;

(372) On May 8, 2007, the limited partnership sold 9,978 shares of Common Stock on the open market for $11.73 per share;

(373) On May 8, 2007, the limited partnership sold 7,200 shares of Common Stock on the open market for $11.72 per share;

(374) On May 8, 2007, the limited partnership sold 12,254 shares of Common Stock on the open market for $11.71 per share;

(375) On May 8, 2007, the limited partnership sold 5,284 shares of Common Stock on the open market for $11.70 per share;

(376) On May 8, 2007, the limited partnership sold 6,600 shares of Common Stock on the open market for $11.69 per share;

(377) On May 8, 2007, the limited partnership sold 5,198 shares of Common Stock on the open market for $11.68 per share;

(378) On May 8, 2007, the limited partnership sold 5,900 shares of Common Stock on the open market for $11.67 per share;

(379) On May 8, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.66 per share;

(380) On May 9, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.00 per share;

(381) On May 9, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.99 per share;

(382) On May 9, 2007, the limited partnership sold 2,282 shares of Common Stock on the open market for $11.98 per share;

(383) On May 9, 2007, the limited partnership sold 4,900 shares of Common Stock on the open market for $11.97 per share;

(384) On May 9, 2007, the limited partnership sold 2,318 shares of Common Stock on the open market for $11.96 per share;

(385) On May 9, 2007, the limited partnership sold 2,900 shares of Common Stock on the open market for $11.94 per share;

(386) On May 9, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.93 per share;

CUSIP No. 89267P 10 5	Page 30 of 41

(387) On May 9, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.92 per share;

(388) On May 9, 2007, the limited partnership sold 5,500 shares of Common Stock on the open market for $11.91 per share;

(389) On May 9, 2007, the limited partnership sold 2,157 shares of Common Stock on the open market for $11.90 per share;

(390) On May 9, 2007, the limited partnership sold 2,143 shares of Common Stock on the open market for $11.89 per share;

(391) On May 9, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.88 per share;

(392) On May 9, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.87 per share;

(393) On May 9, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $11.86 per share;

(394) On May 9, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.85 per share;

(395) On May 9, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.84 per share;

(396) On May 9, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.83 per share;

(397) On May 9, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $11.82 per share;

(398) On May 9, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $11.81 per share;

(399) On May 9, 2007, the limited partnership sold 4,600 shares of Common Stock on the open market for $11.80 per share;

(400) On May 9, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.79 per share;

(401) On May 9, 2007, the limited partnership sold 3,500 shares of Common Stock on the open market for $11.78 per share;

(402) On May 9, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.77 per share;

CUSIP No. 89267P 10 5	Page 31 of 41

(403) On May 9, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.75 per share;

(404) On May 9, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $11.74 per share;

(405) On May 9, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $11.73 per share;

(406) On May 9, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.72 per share;

(407) On May 9, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.70 per share;

(408) On May 9, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.69 per share;

(409) On May 9, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $11.68 per share;

(410) On May 9, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.67 per share;

(411) On May 10, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.89 per share;

(412) On May 10, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $11.86 per share;

(413) On May 10, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.85 per share;

(414) On May 10, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $11.84 per share;

(415) On May 10, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $11.83 per share;

(416) On May 10, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.81 per share;

(417) On May 10, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.80 per share;

(418) On May 10, 2007, the limited partnership sold 1,020 shares of Common Stock on the open market for $11.79 per share;

CUSIP No. 89267P 10 5	Page 32 of 41

(419) On May 10, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.78 per share;

(420) On May 10, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.77 per share;

(421) On May 10, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $11.76 per share;

(422) On May 10, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $11.75 per share;

(423) On May 10, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.74 per share;

(424) On May 10, 2007, the limited partnership sold 2,900 shares of Common Stock on the open market for $11.73 per share;

(425) On May 10, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.72 per share;

(426) On May 10, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.71 per share;

(427) On May 10, 2007, the limited partnership sold 5,027 shares of Common Stock on the open market for $11.70 per share;

(428) On May 10, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.68 per share;

(429) On May 10, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $11.66 per share;

(430) On May 10, 2007, the limited partnership sold 123 shares of Common Stock on the open market for $11.63 per share;

(431) On May 10, 2007, the limited partnership sold 430 shares of Common Stock on the open market for $11.62 per share;

(432) On May 11, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.79 per share;

(433) On May 11, 2007, the limited partnership sold 2,084 shares of Common Stock on the open market for $11.78 per share;

(434) On May 11, 2007, the limited partnership sold 3,800 shares of Common Stock on the open market for $11.77 per share;

CUSIP No. 89267P 10 5	Page 33 of 41

(435) On May 11, 2007, the limited partnership sold 5,800 shares of Common Stock on the open market for $11.76 per share;

(436) On May 11, 2007, the limited partnership sold 8,500 shares of Common Stock on the open market for $11.75 per share;

(437) On May 11, 2007, the limited partnership sold 3,800 shares of Common Stock on the open market for $11.74 per share;

(438) On May 11, 2007, the limited partnership sold 3,016 shares of Common Stock on the open market for $11.73 per share;

(439) On May 11, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $11.72 per share;

(440) On May 14, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.83 per share;

(441) On May 14, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.82 per share;

(442) On May 14, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.78 per share;

(443) On May 14, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.77 per share;

(444) On May 14, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $11.75 per share;

(445) On May 14, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $11.74 per share;

(446) On May 14, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $11.73 per share;

(447) On May 14, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.71 per share;

(448) On May 14, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $11.70 per share;

(449) On May 14, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $11.67 per share;

(450) On May 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.64 per share;

CUSIP No. 89267P 10 5	Page 34 of 41

(451) On May 14, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.62 per share;

(452) On May 14, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.61 per share;

(453) On May 14, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.59 per share;

(454) On May 14, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $11.58 per share;

(455) On May 14, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.57 per share;

(456) On May 14, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $11.56 per share;

(457) On May 14, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $11.55 per share;

(458) On May 15, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.82 per share;

(459) On May 15, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.79 per share;

(460) On May 15, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.78 per share;

(461) On May 15, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.75 per share;

(462) On May 15, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.71 per share;

(463) On May 15, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.65 per share;

(464) On May 15, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $11.63 per share;

(465) On May 15, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $11.62 per share;

(466) On May 15, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.61 per share;

CUSIP No. 89267P 10 5	Page 35 of 41

(467) On May 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.60 per share;

(468) On May 15, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $11.59 per share;

(469) On May 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.58 per share;

(470) On May 15, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.57 per share;

(471) On May 15, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.56 per share;

(472) On May 15, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.55 per share;

(473) On May 15, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $11.53 per share;

(474) On May 15, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $11.52 per share;

(475) On May 15, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.51 per share;

(476) On May 15, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $11.50 per share;

(477) On May 15, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $11.49 per share;

(478) On May 15, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $11.48 per share;

(479) On May 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.47 per share;

(480) On May 15, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.46 per share;

(481) On May 15, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $11.45 per share;

(482) On May 15, 2007, the limited partnership sold 678 shares of Common Stock on the open market for $11.44 per share;

CUSIP No. 89267P 10 5	Page 36 of 41

(483) On May 15, 2007, the limited partnership sold 1,922 shares of Common Stock on the open market for $11.43 per share;

(484) On May 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.42 per share;

(485) On May 15, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $11.41 per share;

(486) On May 15, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.40 per share;

(487) On May 15, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $11.39 per share;

(488) On May 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.38 per share;

(489) On May 15, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $11.36 per share;

(490) On May 15, 2007, the limited partnership sold 3,600 shares of Common Stock on the open market for $11.35 per share;

(491) On May 15, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $11.33 per share;

(492) On May 16, 2007, the limited partnership sold 927 shares of Common Stock on the open market for $11.55 per share;

(493) On May 16, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $11.54 per share;

(494) On May 16, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.53 per share;

(495) On May 16, 2007, the limited partnership sold 1,111 shares of Common Stock on the open market for $11.52 per share;

(496) On May 16, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.51 per share;

(497) On May 16, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $11.50 per share;

(498) On May 16, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $11.49 per share;

CUSIP No. 89267P 10 5	Page 37 of 41

(499) On May 16, 2007, the limited partnership sold 5,000 shares of Common Stock on the open market for $11.48 per share;

(500) On May 16, 2007, the limited partnership sold 4,889 shares of Common Stock on the open market for $11.47 per share;

(501) On May 16, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $11.46 per share;

(502) On May 16, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $11.45 per share;

(503) On May 16, 2007, the limited partnership sold 2,900 shares of Common Stock on the open market for $11.44 per share;

(504) On May 16, 2007, the limited partnership sold 2,293 shares of Common Stock on the open market for $11.43 per share;

(505) On May 16, 2007, the limited partnership sold 1,380 shares of Common Stock on the open market for $11.42 per share;

(506) On May 16, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.41 per share;

(507) On May 16, 2007, the limited partnership sold 3,800 shares of Common Stock on the open market for $11.40 per share;

(508) On May 16, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.39 per share;

(509) On May 16, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.36 per share;

(510) On May 16, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.35 per share;

(511) On May 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.32 per share;

(512) On May 16, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.31 per share;

(513) On May 17, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.69 per share;

(514) On May 17, 2007, the limited partnership sold 901 shares of Common Stock on the open market for $11.68 per share;

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(515) On May 17, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.67 per share;

(516) On May 17, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.64 per share;

(517) On May 17, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.62 per share;

(518) On May 17, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.61 per share;

(519) On May 17, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.60 per share;

(520) On May 17, 2007, the limited partnership sold 4,439 shares of Common Stock on the open market for $11.59 per share;

(521) On May 17, 2007, the limited partnership sold 4,110 shares of Common Stock on the open market for $11.58 per share;

(522) On May 17, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $11.57 per share;

(523) On May 17, 2007, the limited partnership sold 2,150 shares of Common Stock on the open market for $11.56 per share;

(524) On May 17, 2007, the limited partnership sold 8,700 shares of Common Stock on the open market for $11.55 per share;

(525) On May 17, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $11.54 per share;

(526) On May 17, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.53 per share;

(527) On May 17, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.52 per share;

(528) On May 17, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.51 per share;

(529) On May 17, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $11.50 per share;

(530) On May 17, 2007, the limited partnership sold 1,150 shares of Common Stock on the open market for $11.49 per share;

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(531) On May 17, 2007, the limited partnership sold 150 shares of Common Stock on the open market for $11.48 per share;

(532) On May 17, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.47 per share;

(533) On May 17, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.46 per share; and

(534) On May 17, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.44 per share.

(d) Not applicable.

(e) Not applicable.

Information with respect to WRCF-II 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Share versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through May 17, 2007: None.

(d) Not applicable.

(e) Not applicable.

Information with respect to William R. Cruz:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, William R. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that

CUSIP No. 89267P 10 5	Page 40 of 41

William R. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during the last 60 days through May 17, 2007: See information above regarding transactions during the last 60 days by WRCF-I 1997 Limited Partnership and WRCF-II 1997 Limited Partnership.

(d) Not applicable.

(e) Not applicable.

[Signatures on next page]

CUSIP No. 89267P 10 5	Page 41 of 41

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 25, 2007	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-I GP, Inc., the general partner of WRCF-I 1997 Limited Partnership
(Name and Title)

May 25, 2007	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-II Manager, Inc., the managing member of WRCF-II GP, LLC, the general partner of WRCF-II 1997 Limited Partnership
(Name and Title)

May 25, 2007	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, individually
(Name and Title)